Exhibit 99.1

News release
FOR IMMEDIATE RELEASE

CONTACT:	Glen L. Ponczak (Investors)	April 25, 2011
(414) 524-2375

Paul Mason (Media)
(414) 524-6114
Johnson Controls Reports Record Results for Q2 2011;
Double-Digit Sales and Income Increases in all Businesses
MILWAUKEE, April 25, 2011 . . . For the second quarter of fiscal 2011, Johnson Controls reported record sales and earnings with double-digit improvements by all three business segments. The company also increased its estimate for full fiscal year 2011 revenues.
Highlights of the company’s record second quarter include:
■	Net sales of $10.1 billion vs. $8.3 billion in Q2 2010, up 22%.

■	Income from business segments of $521 million. Excluding non-recurring costs associated with Automotive Experience acquisitions, income from business segments was $557 million, up 30% compared with the prior year.

■	Net income was $354 million or $0.51 per diluted share. Net income excluding non-recurring items was $383 million, or $0.56 per diluted share, versus net income of $292 million, or $0.43 per diluted share, in the 2010 second quarter.
“The second quarter results show solid momentum across all three of our businesses, with each achieving significantly higher revenues and profitability,” said Stephen A. Roell, Johnson Controls Chairman and Chief Executive Officer. “The backlog in Building Efficiency grew to record levels as a result of continued market share gains and our strong position in the emerging markets. Power Solutions benefitted from aftermarket battery demand that exceeded our expectations and Automotive Experience revenues outpaced industry production with the launch of 18 major new programs.”
Business results
Automotive Experience sales in the quarter increased 25% to $5.2 billion versus $4.2 billion last year due to higher production levels and launches of new automotive seating and interior programs. Revenues increased 22% in North America while European sales were up 26%. Asia sales increased 37%, while revenues in China, which are mostly generated through non-consolidated joint ventures, increased 31% to $979 million. Johnson Controls completed 18 major launches in the quarter for Ford, Kia, VW, Tata, Daimler and Honda. Seven of the launches were new seating programs, seven were interior programs and four were global electronics programs.

News release
Automotive Experience reported segment income of $247 million in the current quarter excluding acquisition-related costs, an increase of 31% compared with $189 million last year. The increase is due to higher volumes and improved operational efficiencies.
Segment income margin in Europe increased to 2.0% from break-even in the first fiscal quarter. European margins have been negatively impacted by containment costs associated with some of its recent new program launches. Margins in the region also reflect engineering costs associated with the multi-billion dollar backlog of new business that will launch in the region over the next three years.
The acquisition of CR Hammerstein closed on February 1, 2011. Non-recurring acquisition and integration costs for acquisitions in the quarter totaled $0.05 per share.
Power Solutions sales in the second quarter of 2011 increased 19% to $1.4 billion from $1.2 billion last year reflecting higher shipments of both aftermarket and original equipment batteries. Aftermarket demand in the Americas was stronger than expected, increasing 17%. Original equipment and aftermarket unit sales in Asia increased 163% reflecting the volume associated with the consolidation of a Korean joint venture, market share gains and incremental production from the company’s second manufacturing plant in China.
Johnson Controls said it expects to expand its battery manufacturing capacity in China from four million units today to 30 million units by 2015. The company commenced construction of its third Chinese plant, in Chongqing, in January 2011.
Power Solutions segment income increased 33% to $178 million versus $134 million last year. The increase is primarily the result of the higher volumes and strong operational performance.
The company’s new lead recycling facility in Mexico also contributed to the segment income growth in the quarter. The company said construction was progressing as expected on its recycling facility in South Carolina, with completion scheduled for mid-2012. Upon the completion of the South Carolina plant, Johnson Controls expects to be able to internally recycle approximately 50% of its North American lead requirements.
The company announced it will be adding capacity to produce 6.8 million AGM lead-acid batteries in the United States by 2013. Johnson Controls said that it had already received multi-year customer commitments for a substantial portion of U.S. AGM capacity. Johnson Controls previously announced investments to significantly expand AGM battery manufacturing capacity in Europe.
Building Efficiency sales in the 2011 second quarter were $3.5 billion, up 18% from $3.0 billion last year. Sales were higher across all segments, led by a 31% increase in Asia and a 27% increase in Global Workplace Solutions.

News release
Johnson Controls reported that its backlog at March 31, 2011 was a record $5.1 billion, an increase of 18% over the prior year. The company noted that the backlog reflected double-digit increases across all regions of the world. Orders received in the current quarter increased 21% versus last year. In North America, there was particularly strong demand in the education, healthcare and local/state government vertical markets.
Building Efficiency segment income was $132 million, up 27% compared to $104 million in 2010 as a result of the higher volumes.
FY2011 guidance update
Johnson Controls updated its assumptions and earnings guidance for 2011:
■	2011 revenues are now forecast to increase 15% over 2010 to $39.5 billion versus the previous forecast of $38.5 billion. The increased guidance is due to higher growth expectations for Building Efficiency (now forecast to be 15% versus the earlier guidance of 8-10%) and a stronger Euro. Higher Building Efficiency revenues will be partially offset by a negative third quarter impact associated with Japan-related automotive production disruptions.

■	Revenue and earnings are expected to be affected by automotive production disruptions in Japan and at Japanese OE customers in North America and Europe. Based on the latest forecasts from customers, the company anticipates the third quarter fiscal 2011 revenue impact will be approximately $500 million, which will lower earnings per share by approximately $0.16 — $0.18. The company said, including this impact, it expects to earn $0.51 — $0.53 per share in the third fiscal quarter.

The company expects the impact in its fourth fiscal quarter to be neutral and estimates it will recover the third quarter lost revenues and earnings in the first half of fiscal 2012.
“We are on track for a record year for sales and earnings in 2011, outpacing the growth rates of our key markets by gaining share and improving profitability in each of our businesses,” said Mr. Roell. “While there are some uncertainties ahead regarding auto production levels due to disruptions in the automotive supply chain, we expect the impact will be short-lived and recoverable. Looking beyond the current year, we have solid strategies in place to take advantage of the growing market opportunities and to drive higher profitability. We will continue to make significant investments in organic growth and strategic acquisitions to achieve long-term profitable growth for our shareholders.”
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FORWARD-LOOKING STATEMENT

News release
Johnson Controls, Inc. has made forward-looking statements in this document pertaining to its financial results for fiscal 2011 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements, other than statements of historical fact, are statements that are, or could be, deemed “forward-looking” statements and include terms such as “outlook,” “expectations,” “estimates” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, customer or supplier disruptions, energy and commodity prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts as well as other factors discussed in Item 1A of Part I of the Company’s most recent Form 10-k filing (filed November 23, 2010) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.
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Johnson Controls
Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. The company’s 142,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Johnson Controls’ commitment to sustainability dates back to its roots in 1885, with the invention of the first electric room thermostat. Through its growth strategies and by increasing market share, Johnson Controls is committed to delivering value to shareholders and making its customers successful. In 2011, Corporate Responsibility Magazine recognized Johnson Controls as the #1 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com.

April 25, 2011

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended March 31,
	2011	2010
Net sales	$10,144	$8,317
Cost of sales	8,670	7,094

Gross profit	1,474	1,223

Selling, general and administrative expenses	(1,014)	(847)
Net financing charges	(46)	(43)
Equity income	61	51

Income before income taxes	475	384

Provision for income taxes	90	87

Net income	385	297

Less: income attributable to noncontrolling interests	31	23

Net income attributable to JCI	$354	$274

Diluted earnings per share	$0.51	$0.40

Diluted weighted average shares	691	683

Shares outstanding at period end	678	673

April 25, 2011

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Six Months Ended March 31,
	2011	2010
Net sales	$19,681	$16,725
Cost of sales	16,793	14,266

Gross profit	2,888	2,459

Selling, general and administrative expenses	(1,961)	(1,730)
Net financing charges	(81)	(78)
Equity income	127	104

Income before income taxes	973	755

Provision for income taxes	185	92

Net income	788	663

Less: income attributable to noncontrolling interests	59	39

Net income attributable to JCI	$729	$624

Diluted earnings per share	$1.06	$0.92

Diluted weighted average shares	689	682

Shares outstanding at period end	678	673

April 25, 2011

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	March 31,	September 30,	March 31,
	2011	2010	2010
ASSETS
Cash and cash equivalents	$401	$560	$770
Accounts receivable — net	6,946	6,095	5,431
Inventories	2,239	1,786	1,579
Other current assets	2,705	2,211	2,124

Current assets	12,291	10,652	9,904

Property, plant and equipment — net	4,761	4,096	3,779
Goodwill	6,807	6,501	6,377
Other intangible assets — net	832	741	709
Investments in partially-owned affiliates	864	728	770
Other noncurrent assets	3,198	3,025	2,270

Total assets	$28,753	$25,743	$23,809

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$159	$737	$743
Accounts payable and accrued expenses	7,237	6,548	5,758
Other current liabilities	2,861	2,625	2,314

Current liabilities	10,257	9,910	8,815

Long-term debt	4,382	2,652	2,636
Other noncurrent liabilities	2,785	2,808	2,732
Redeemable noncontrolling interests	223	196	153
Shareholders’ equity attributable to JCI	10,976	10,071	9,377
Noncontrolling interests	130	106	96

Total liabilities and equity	$28,753	$25,743	$23,809

April 25, 2011

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended March 31,
	2011	2010
Operating Activities
Net income attributable to JCI	$354	$274
Income attributable to noncontrolling interests	31	23

Net income	385	297

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	185	176
Equity in earnings of partially-owned affiliates, net of dividends received	(51)	(32)
Deferred income taxes	—	18
Impairment charges	—	19
Other	28	33
Changes in working capital, excluding acquisitions:
Accounts receivable	(562)	(388)
Inventories	(200)	(41)
Restructuring reserves	(39)	(66)
Accounts payable and accrued liabilities	308	233
Change in other assets and liabilities	8	(36)

Cash provided by operating activities	62	213

Investing Activities
Capital expenditures	(275)	(134)
Sale of property, plant and equipment	7	5
Acquisition of businesses, net of cash acquired	(534)	(15)
Other — net	(64)	(41)

Cash used by investing activities	(866)	(185)

Financing Activities
Increase (decrease) in short and long-term debt — net	976	(45)
Payment of cash dividends	(109)	(87)
Other — net	21	15

Cash provided (used) by financing activities	888	(117)

Effect of exchange rate changes on cash and cash equivalents	(4)	68

Increase (decrease) in cash and cash equivalents	$80	$(21)

April 25, 2011

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Six Months Ended March 31,
	2011	2010
Operating Activities
Net income attributable to JCI	$729	$624
Income attributable to noncontrolling interests	59	39

Net income	788	663

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	354	356
Equity in earnings of partially-owned affiliates, net of dividends received	(73)	(44)
Deferred income taxes	—	(44)
Impairment charges	—	19
Other	57	62
Changes in working capital, excluding acquisitions:
Accounts receivable	(515)	(36)
Inventories	(299)	(97)
Restructuring reserves	(69)	(124)
Accounts payable and accrued liabilities	28	376
Change in other assets and liabilities	(103)	(110)

Cash provided by operating activities	168	1,021

Investing Activities
Capital expenditures	(535)	(311)
Sale of property, plant and equipment	18	24
Acquisition of businesses, net of cash acquired	(629)	(15)
Other — net	(89)	(68)

Cash used by investing activities	(1,235)	(370)

Financing Activities
Increase (decrease) in short and long-term debt — net	989	(569)
Payment of cash dividends	(196)	(164)
Other — net	101	15

Cash provided (used) by financing activities	894	(718)

Effect of exchange rate changes on cash and cash equivalents	14	76

Increase (decrease) in cash and cash equivalents	$(159)	$9

April 25, 2011

FOOTNOTES
1. Business Unit Summary

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	(unaudited)			(unaudited)
(in millions)	2011	2010	%	2011	2010	%
Net Sales
Building efficiency	$3,515	$2,973	18%	$6,912	$5,991	15%
Automotive experience	5,224	4,166	25%	9,809	8,269	19%
Power solutions	1,405	1,178	19%	2,960	2,465	20%

Net Sales	$10,144	$8,317		$19,681	$16,725

Segment Income (1)
Building efficiency	$132	$104	27%	$271	$208	30%
Automotive experience	211	189	12%	388	310	25%
Power solutions	178	134	33%	395	315	25%

Segment Income	$521	$427		$1,054	$833

Net financing charges	(46)	(43)		(81)	(78)

Income before income taxes	$475	$384		$973	$755

Net Sales
Products and systems	$8,107	$6,642	22%	$15,702	$13,318	18%
Services	2,037	1,675	22%	3,979	3,407	17%

	$10,144	$8,317		$19,681	$16,725

Cost of Sales
Products and systems	$6,973	$5,715	22%	$13,501	$11,471	18%
Services	1,697	1,379	23%	3,292	2,795	18%

	$8,670	$7,094		$16,793	$14,266

(1)	Management evaluates the performance of the segments based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges.
Building efficiency — Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions — Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
2. Acquisitions
In the second quarter of fiscal 2011, the Company acquired the C. Rob. Hammerstein Group, a leading global supplier of high-quality metal seat structures, components and mechanisms based in Solingen, Germany. The Company paid approximately $581 million (excluding cash acquired of $60 million). The Company recorded restructuring charges and other acquistion related costs of $36 million ($.05/share).
3. Debt and Financing Arrangements
In the second quarter of fiscal 2011, the Company replaced its $2.05 billion committed five-year credit facility, scheduled to mature in December 2011, with a $2.50 billion committed four-year credit facility scheduled to mature in February 2015. The facility is used to support the Company’s outstanding commercial paper.
Also in the second quarter of fiscal 2011, the Company issued $350 million aggregate principal amount of floating rate senior unsecured notes due in fiscal 2014, $450 million aggregate principal amount of 1.75% senior unsecured fixed rate notes due in fiscal 2014, $500 million aggregate principal amount of 4.25% senior unsecured fixed rate notes due in fiscal 2021 and $300 million aggregate principal amount of 5.70% senior unsecured fixed rate notes due in fiscal 2041. Net proceeds of $1.6 billion from the issue were used for general corporate purposes including the retirement of short-term debt.

April 25, 2011

4. Income Taxes
The Company’s annual estimated effective tax rate for the year ending September 30, 2011 is 19.0 percent. There have been no discrete tax items recorded during fiscal 2011. The Company’s effective tax rate before consideration of discrete tax items for the second quarter ending March 31, 2010 was 18.0 percent. The effective tax rate inclusive of discrete tax items for the second quarter ending March 31, 2010 was 22.7 percent.
5. Earnings per Share

	Three Months Ended		Six Months Ended
	March 31		March 31
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Income Available to Common Shareholders

Basic income available to common shareholders	$354	$274	$729	$624

Interest expense, net of tax	1	1	2	4

Diluted income available to common shareholders	$355	$275	$731	$628

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	677.3	671.7	676.3	671.1
Effect of dilutive securities:
Stock options	9.2	6.3	8.6	6.1
Convertible senior notes	—	0.1	—	0.1
Equity units	4.5	4.5	4.5	4.5

Diluted weighted average shares outstanding	691.0	682.6	689.4	681.8